EXHIBIT 10.9

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (the “Agreement”) is executed effective as of June 1, 2018, by and between the holders of $4,190,463 million principal amount of notes originally issued on August 3, 2017, as amended as of the date hereof (“August 2017 Notes”), holders of up to $3.0 million principal amount of notes originally issued on June 1, 2018 (“May 2018 Notes” and collectively with the August 2017 Notes, the “Notes” and the holders of such Notes are referred to as the “Noteholders” or “Holders”), Puritan Partners, LLC, agent to the Noteholders (“Agent”), Oncolix, Inc., a Florida corporation (“Oncolix-Florida”) and Oncolix, Inc., a Delaware corporation (“Oncolix-Delaware” and collectively with Oncolix-Florida, the “Company”).

WHEREAS, the August 2017 Notes are secured by a security agreement, IP security agreement and a guaranty from Oncolix-Delaware (the “August 2017 Security Documents”) and the May 2018 Notes are secured by a security agreement, IP security agreement and a guaranty from Oncolix-Delaware (the “May 2018 Security Documents” and collectively with the August 2017 Security Documents, the “Security Documents”) covering certain property owned by the Company (the property and all other collateral covered by the Security Documents shall be hereinafter referred to as the “Collateral”); and

WHEREAS, Noteholders, pursuant to the Security Documents, have each been granted equal and ratable first priority liens and security interests in the Collateral, and Noteholders each desire to enter into an agreement with respect to the administration of the Collateral and the sharing of proceeds from the Collateral.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Equal Liens. Noteholders hereby agree that the liens and security interests in the Collateral granted to them under the Security Agreements are of equal priority.

2. Joint Exercise of Remedies. Holders hereby agree that, notwithstanding any provision of the Notes or the Security Documents to the contrary, no Holder shall be entitled to exercise any remedy under the Security Documents with respect to the Collateral except upon the affirmative approval of Holders holding at least 51% of the aggregate principal balance of the Notes then outstanding so long as such Holders shall include Puritan Partners LLC, as lead investor in the offering (“Majority Holders”). Upon an event of default under any of the Notes or Security Documents, any Holder may request, by written notice to all other Holders, that the Holders consent to and approve the exercise of certain remedies under the Security Documents. Upon obtaining affirmative consent and approval of Majority Holders for the exercise of any remedy under the Security Documents, all Holders consent and agree to the exercise of that remedy on behalf of all Holders. Majority Holders shall cause such remedies to be exercised and shall use reasonable efforts to enforce the lien and security interest granted under the Security Documents and realize on the Collateral. If Majority Holders do not consent to the exercise of any remedy, then all Holders hereby agree to abide by that decision. Notwithstanding the above provision, each Holder shall have the full right to accelerate and attempt to collect amounts due under their respective Notes without exercising any remedy under the Security Documents with respect to the Collateral.

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3. Sharing of Proceeds. The proceeds received through enforcement of the liens and security interests granted and provided for in the Security Documents shall be shared among the Holders as follows:

(a) First, to the payment of any outstanding costs and expenses (including attorneys’ fees) incurred by any of the Holders in enforcing such liens and security interests and in protecting and collecting the proceeds of the Collateral (“Foreclosure Costs”), to the extent such foreclosure costs have not theretofore been reimbursed; and

(b) Second, to the payment of the unpaid principal and interest balance of the Notes, pro rata in accordance with the then outstanding principal amounts of, and accrued interest on, the Notes then outstanding at the time of any such determination.

4. Removal of Agent. The Agent may be removed at any time by the holders of at least 51% in aggregate principal amount of the Notes then outstanding by filing with the Agent so removed and with the Company written evidence provided of such action in that regard taken by such percentage of the Noteholders; provided, that Puritan Partners may not be removed as Agent unless Puritan shall then hold less than $50,000 in principal amount of Notes; provided, further, that such removal may occur only if each of the other Noteholders shall then hold not less than an aggregate of $500,000 in principal amount of Notes.

5. Resignation of Agent; Appointment of Successor Agent. In case at any time the Agent (a) shall resign or shall be removed or (b) shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Agent or of its property shall be appointed, or any public officer shall take charge or control of the Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a vacancy shall be deemed to exist in the office of the Agent and a successor Agent may be appointed by the holders of at least 51% in aggregate principal amount of the Notes then outstanding by the filing with the successor Agent, the Company and the retiring Agent of written evidence of the action in that regard taken by such percentage of the Noteholders; provided that unless a successor Agent shall have been appointed by the Noteholders as aforesaid, the Company by instrument executed by order of its Board of Directors may appoint a temporary successor Agent to fill such vacancy.

If no successor Agent shall have been appointed pursuant to the foregoing provisions of this Section 5 or shall have accepted appointment within three months after a vacancy shall have occurred in the office of Agent, the holder of any Note then outstanding or the retiring Agent may apply to any court of competent jurisdiction to appoint a successor Agent. The court to which a Noteholder applies to have a successor Agent appointed, may appoint a successor Agent as it deems proper.

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Any appointment of a successor Agent pursuant to this Section 5 shall become effective upon acceptance of appointment by the successor Agent. Any successor Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor Agent, and also to the Company, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Agent shall become effective and such successor Agent, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, powers, trusts, duties and obligations of its predecessor hereunder, with like effect as if originally named as Agent herein; but the Agent ceasing to act shall nevertheless, on the written request of the Company or of the successor Agent, or of the holders of at least 10% in aggregate principal amount of the Notes then outstanding, execute, acknowledge and deliver such instruments and so such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such rights, powers, trusts, duties and obligations of the predecessor Agent, and the Agent ceasing to act shall also, upon like request, pay over, assign and deliver to the successor Agent any money or other property which may then be in its possession as Agent. Should any instrument from the Company be required by the new Agent for more fully and certainly vesting in and confirming to such new Agent such properties, rights, powers, trusts, duties and obligations, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.

Upon acceptance of appointment by a successor Agent as provided in this Section 9, the Company shall mail notice by first class mail postage prepaid of the succession of such Agent hereunder to the holders of all Notes at their addresses as they shall appear on the registry books of the Company maintained pursuant to this Agreement. If the Company shall fail to mail such notice within 10 days after acceptance of appointment by the successor Agent, the successor Agent shall cause such notice to be mailed at the expense of the Company.

6. Consents, Approvals. Any consents, approvals, waivers or other decisions to be made by Holders under the Security Documents shall be granted or denied by Majority Holders.

7. Payment of Foreclosure Costs. Each Holder agrees to pay and reimburse the other Holders for any foreclosure costs incurred by such Holder, to the extent cash proceeds from the enforcement of the Security Documents are insufficient to pay such costs.

8. No Third Party Benefit. This Agreement has been entered into by Holders for their sole and exclusive benefit and neither Company nor any other person, firm or corporation (other than Holders) shall be entitled to rely on any of the agreements herein contained or assume that the Notes, the Security Documents and the Collateral shall be administered in accordance with the provisions hereof.

9. Governing Law. This Agreement shall be governed under and construed under the laws of the State of New York without regard to the conflicts of law principles thereof.

10. Binding Effect. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, administrators, personal representatives, successors and assigns.

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11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

12. Omnibus Signature Page. With respect to the holders of the August 2017 Notes, it is hereby agreed that the execution by the holders of the Amendment and Waiver, in the place set forth therein, shall constitute their agreement to be bound by the terms and conditions hereof and the terms and conditions of this Agreement, with the same effect as if each of such separate but related agreements were separately signed.

EXECUTED as of this __ day of May, 2018.

ONCOLIX, INC. (a Florida corporation)

By:
Name:	Michael T. Redman
Title:	Chief Executive Officer

ONCOLIX, INC. (a Delaware corporation)

By:
Name:	Michael T. Redman
Title:	Chief Executive Officer

PURITAN PARTNERS, LLC, as agent

By:
Name:
Title:

HOLDERS OF THE AUGUST 2017 NOTES:

SEE OMNIBUS SIGNATURE PAGE FOR HOLDERS’ SIGNATURES

HOLDERS OF THE MAY 2018 NOTES:

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